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                                                                   EXHIBIT 10.31



                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of the 10th day of April, 2001 by and between CERES GROUP, INC., a Delaware corporation, referred to in this Agreement as "Employer", and ANTHONY J. PINO, referred to in this Agreement as "Employee".

                                    RECITALS:

     Employer and Employee entered into a certain Employment Agreement as of the 1st day of October, 1999 (the "Original Agreement"). The parties now desire to amend the Original Agreement, as hereinafter set forth.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Section 1 of the Original Agreement is hereby deleted in its entirety and the following inserted in its place:

          Employer shall employ Employee as Executive Vice President, Operations, solely subject to the supervision and pursuant to the assignments, advices and directions of Employer. Employee's duties and responsibilities shall continue to include duties and responsibilities as are customarily performed by one holding such a position for Employer and/or other similar businesses or enterprises."

     2. Section 2 of the Original Agreement is hereby deleted in its entirety and the following inserted in its place:

          "The duration of employment pursuant to this Agreement shall be for a period of two (2) years, commencing on April 1, 2001 through June 30, 2003; provided, however, that this Agreement shall automatically renew for succeeding one (1) year terms, unless the Employer provides Employee with at least sixty (60) days' advance written notice that this Agreement and Employee's employment shall terminate as of the close of business on June 30 of the then-current original or renewal termination date (as the case may be). However, regardless of any provisions of this Agreement to the contrary, or which could be construed to the contrary, in that event, or in the event Employee shall leave the employment of Employer at any time other than as a voluntary quit or for cause under Section 16, Employee shall be entitled to severance pay equal to eighteen (18) months of Employee's then-current annual salary (less normal administrative deductions), payable in eighteen (18) equal monthly installments on the first day of each month, such payments to be in lieu of any other severance or termination payment from Employer.

          In the event that Employee's employment is terminated in connection with a "change of control" of Employer, Employee shall be entitled to receive cash compensation equal to two (2) years of Employee's then-current annual salary (less normal administrative deductions), payable in lump sum within thirty (30)

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          days of such "change of control," such payment to be in lieu of any other severance or termination payment contained herein. "Change of control" shall mean the occurrence of any of the following events:

              (i) a tender offer shall be made and consummated for the ownership of 50.1% or more of the outstanding voting securities of Employer;

              (ii) Employer shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 50.1% of the outstanding voting securities of the surviving or continuing corporation shall be owned in the aggregate by the former stockholders of Employer as the same shall have existed immediately prior to such merger or consolidation; or

              (iii) Employer shall sell substantially all of its operating assets to another corporation which is not a wholly-owned subsidiary;

               (iv) a person, within the meaning of Section 3(a)(9) or of
                    Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act shall acquire, other than by reason of inheritance, (50.1%) or more of the outstanding voting securities of Employer (whether directly, indirectly, beneficially or of record). In determining whether a Change of Control has occurred, gratuitous transfers made by a person to an affiliate of such person (as determined by the Board of Directors of Employer), whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Exchange Act."

     3. Section 3 of the Original Agreement is hereby deleted in its entirety and the following inserted in its place:

          "During this Agreement, Employer shall pay Employee (according to Employer's normal payroll procedures) and Employee agrees to accept from Employer, in full payment for services under this Agreement, a salary set by the Board of Directors and Employee shall receive annual reviews and merit increases.

          Employee shall also participate in Employer's bonus plan for officers or such other incentive compensation or plans as may be established by the Board of Directors of Employer (the "Officer Bonus Plan"). Employee's bonus shall be payable as soon as it reasonably can be determined. Notwithstanding the foregoing, Employee shall be entitled to defer the receipt of his salary and/or bonus pursuant to procedures adopted or plans maintained by Employer.

          In addition to the above stated salary, Employer agrees that it will reimburse Employee for any and all necessary, customary and usual business expenses incurred by Employee, subject to Employer's then-current policies regarding such expenses.

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          In addition to the above salary and reimbursement, Employee shall be provided all fringe benefits on the same basis that Employer normally provides to a regular full-time employee holding Employee's position with Employer, including, but not limited to, health/dental insurance, life insurance, holidays, vacations (etc.)."

     4. The following shall be added to page 5, Section 6 of the Original Agreement following the first paragraph of Section 6:

          "During Employee's employment hereunder and, in the event of a change of control or termination of Employee's employment for any reason other than for cause (under Section 16) or a voluntary quit, for a period of one (1) year, Employee shall not engage, directly or indirectly, whether as an owner, partner, employee, officer, director, agent, consultant or otherwise, in any location where Employer or any of its subsidiaries is engaged in business after the date hereof and prior to the termination of Employee's employment, in a business the same or similar to, any business now, or at any time after the date hereof and prior to Employee's termination, conducted by Employer or any of its subsidiaries, provided, however, that the mere ownership of 5% or less of the stock of a company whose shares are traded on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not be deemed ownership which is prohibited hereunder."

     5. Except to the extent expressly amended by this First Amendment, each and every term of the Original Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.


EMPLOYER:                                  EMPLOYEE:
CERES GROUP, INC.                          ANTHONY J. PINO


By: /s/ Peter W. Nauert                    /s/ Anthony J. Pino
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Its: Chief Executive Officer
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